This document, inclusive of all its exhibits ,is the exclusive property of ASG Securities, Inc., and no other persons, or use of this document, other than as intended for the Buyer's group consisting of Omega Comm. Fin. Corp., Jon Cummings, IV ,and Bill Slivka , inclusive of their licensed legal counsel and designated trustees, are authorized to utilize, duplicate or distribute this document in any manner.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") for the sale of the common stock of ASG Securities, Inc., a Florida corporation ("ASG"), is made and entered into as of this 7th day of September, 2007, by and among Omega Commercial Finance Corporation, a ~~Florida~~ WY ~~corporation~~, ("Omega"), William Slivka ("Slivka") (Slivka and Omega are both referred to herein as "Financially Responsible Persons"), (collectively, the "Buyer"), and the Werner Trust (the "Seller").

WITNESSETH

A. Seller owns 96% of the issued and outstanding common stock of ASG (the "ASG Common Stock").

B. Seller desires to sell the ASG Common Stock to Buyer, and Buyer desires to acquire the ASG Common Stock from Seller; and

C. Buyer and Seller acknowledge that no more than 24% of the ASG Common Stock may be sold to Buyer until the Financial Industry Regulatory Authority ("FINRA"), which was formerly, until July 30th, 2007, the National Association of Securities Dealers, Inc. (formerly the "NASD") shall have approved the change of control. For that reason, there shall be an initial closing and a final closing (as defined below). Any references in this Agreement, or any documents, exhibits, recitals, forms, or files related to the NASD, are hereby, intended to refer to FINRA, as applicable, as the successor to the NASD for purposes of regulatory approval of the events contemplated herein.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
THE TRANSACTION

1.1 Purchase and Sale of ASG Common Stock. Seller hereby agrees to sell the ASG Common Stock to Buyer, and Buyer hereby agrees to purchase the ASG Common Stock from Seller, free and clear of all liens, charges, encumbrances and security interests, for Sixty Thousand ($60,000.00) Dollars (the "Purchase Price"), plus any additional amounts due pursuant to this Agreement, upon the terms and conditions set forth herein.

1.2 Closing. There shall be two closings with respect to the transactions provided for in this Agreement, an initial closing, and a final closing. The Final Closing shall take place at the offices of Buckingham, Doolittle & Burroughs, LLP, attorney for Seller, in Boca Raton, Florida, or such other location as may be mutually agreed.

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ARTICLE II
INITIAL CLOSING

2.1 Initial Closing. The first closing (the "Initial Closing") shall take place on a mutually agreed date within five (5) business days following the parties' determination that all conditions, as set forth in Section 9.1 hereof (other than those requiring an exchange of a document at the Initial Closing or the taking of other action concurrently with the Initial Closing) have been fulfilled, or such other time and place as the parties may mutually agree, but in no event later than September 7, 2007.

2.2 Delivery of ASG Common Stock at Initial Closing. At the Initial Closing Seller shall deliver 72% of the ASG Common Stock to the Escrow Agent, as hereinafter defined and 24% to the Buyer and both parties shall make all deliveries required by Section 9.1of this Agreement.

2.3 Payment of Purchase Price at Initial Closing. At the Initial Closing, Buyer shall deliver $60,000.00 to the Seller, and the remaining required funds, either as described herein, or as mutually agreed in writing prior to the Effective Date hereof, to the Escrow Agent of the Seller, and the Buyer shall make all of the deliveries required by Section 9.1(b)(v) of this Agreement.

ARTICLE III
FINAL CLOSING

3.1 Final Closing. The second closing (the "Final Closing") shall take place on a mutually agreed date within five (5) business days of FINRA specific approval for a change of control, or such other time as the parties may mutually agree, but in no event later than January 7, 2008.

The Disbursement Agent / CTA Search Pro Corp

3.2 Release from Escrow at Final Closing. At the Final Closing ________, P.A. (the "Escrow Agent") shall, pursuant to the terms of an ~~Escrow~~ Agreement in substantially the form of the attached Exhibit 3.2 (the "Escrow Agreement"), deliver to (i) Buyer, certificates representing the remaining 72% of the ASG Common Stock, registered in the name of Seller and duly endorsed for transfer to Buyer, or accompanied by a proper and duly executed instrument of assignment to Buyer, and having all necessary stock transfer stamps attached, and deliver(ii) to Seller, any remaining amounts due from the Purchase Price, or such amount as adjusted pursuant to Sections 4, 6, 8, 9 10, 11, 12 or 13 herein, or by other written agreement of the Buyer and Seller.

ARTICLE IV
OPERATION OF ASG BETWEEN INITIAL CLOSING AND FINAL CLOSING

4.1 (a) Management of Business Between Initial Closing and Final Closing. Commencing immediately upon the completion of the Initial Closing and continuing until the earlier of the Final Closing or the termination of this Agreement as defined in Section 12 (the

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"Interim Period"), Seller, through its registered principals, subject to the current compliance procedures at ASG, and guidelines established by FINRA, shall continue to control ASG as defined by FINRA. Buyer may, however, through its applicable appropriately licensed principals and agents,

(i) participate in day to day operations; and

(ii) be entitled to hire additional principals, salesmen and to recommend the purchase and sale of specific securities in accordance with the current compliance procedures at ASG, as amended, and guidelines established by FINRA, in which event, Buyer would be responsible for all costs of operation of ASG; and

(iii) be entitled to all net profits , if any, of ASG, except as agreed to separately in writing, and excluding those profits from transactions emanating from existing management's or the Seller's business within ASG. Net Profits, for the purposes of this Agreement, shall be any profits remaining after the cost of sales and all operating costs are deducted from all revenues. The foregoing notwithstanding, it is understood that FINRA has not approved a change of control at the time of this Agreement and that control, as defined in the FINRA regulations, will not pass until the Final Closing. In the event that the Buyer is approved to maintain or make markets in securities, or underwrite securities, during the Interim Period, or, if the Buyer engages in any form of options transactions, or, if the Buyer engages in any form of "short sale" transactions, Buyer shall,

(a) be responsible for all costs associated with the making of markets, if applicable during the Interim Period; and

(b) shall not create, authorize nor incur unsecured debits in any account under its control or authority, including, but not limited to, its own proprietary, default, omnibus, error or trading accounts; and,

(c) shall not jeopardize in any manner ASG's licensing as a registered Broker Dealer, or the licenses of its principals, supervisory or non-supervisory, nor of its directors and officers; and,

(d) shall maintain all compliance and record keeping ledgers and blotters in a manner consistent with FINRA and SEC guidelines, provisions and Rules; and

(e) shall maintain sufficient net capital on each business day to conduct market making (if, or, as applicable), underwriting, option, or "short sale" activities in the securities for which Buyer is approved to make markets or underwrite by the FINRA, or any securities in which it engages in underwriting, options or "short sale" transactions; and

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(f) shall cause the Written Supervisory Procedures to be updated and transmitted to FINRA reflective of: (i) the specific underwriting or market making activities to be re-instated by ASG and conducted by the Buyer; and (ii) the Buyer's Business Plan to be submitted with the 1017 application for transfer of ownership. The Buyer's Business Plan shall be defined, for purposes of this Agreement, as the business plan format required by FINRA to be incorporated into the 1017 application to be filed with FINRA for the transfer of ownership.

(g) Buyer shall be permitted to conduct business with individuals during the Interim Period on a basis which shall be defined in a separate agreement executed simultaneously with the execution of this Agreement, and which shall stipulate all the terms and conditions under which the Buyer shall conduct business with individuals during the Interim Period. In the event that such approvals are not available at the time of the Initial Closing, Buyer and Seller agree to allow this item 4.1 (iii) (g) to be a post closing item, whereby such agreement shall be executed at the earlier of thirty (30) days subsequent to the Initial Closing Date, or the commencement of account transfers to ASG. Buyer shall separately indemnify ASG, its officers, directors, employees, agents, counsel, members and owners from any and all claims, present or future, know or unknown, direct or indirect, absolute or contingent, matured or non-matured, which indemnification shall be in writing prior to the conduct of business in such accounts. Such agreement shall be a post-Closing item. Buyer shall be liable for all transactions and transaction related liabilities, whenever such liabilities occur, during the statute of limitations on customer claims as defined by the FINRA, or pursuant to applicable state and Federal statute or rule, whether such claim by any customer, vendor or third party is made during or after the Interim Period. Current Officers of ASG reserve the right, in their sole and absolute discretion, to approve or deny the hiring of associated persons and principals, accounts to be opened prior to the conduct of business, as well as the nature of the business to be conducted in such accounts, within the guidelines of the Buyer's Business Plan, during the Interim Period. No person may be hired by Buyer, nor account transferred to ASG, without the prior express written consent of Seller or its designated Officers of ASG.

(b) FINRA member firms recently passed a provision which will return to existing members, over a period of time yet to be determined, certain sums of money representing excess paid in capital by all members during the tenure of their respective memberships. All such funds, irrespective of amount or timing of such payments from FINRA, emanating from FINRA pursuant to this provision, are the property of the Seller. Any such payments made to ASG subsequent to the Final Closing, wrongly paid to the Buyer, shall be promptly remanded to the Seller. If such payments are made by check(s), and received by the Buyer subsequent to the Final Closing, Buyer shall promptly deliver such check(s), upon each such occurrence, to the Seller.

4.2 Conduct of Business During Interim Period. During the Interim Period, Buyer

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warrants and covenants that, except as otherwise consented to in writing by Seller or as contemplated by this Agreement:

(a) Buyer shall cause ASG:

(i) to conduct its business only in the ordinary and usual course consistent with reasonable business practice and past practice; and

(ii) except for transactions in the ordinary and usual course of business consistent with reasonable business practice, and without being required to make any unusual expenditures or suffer any unusual losses, to use its best reasonable efforts:

(1) to keep the organization of its business intact, to preserve and maintain its assets, its relationship with the SEC and the FINRA, and to preserve the goodwill of its suppliers, customers and others having business relations with it;

(2) to continue ASG's FINRA membership, to continue to carry SIPC insurance, any applicable Fidelity bonds, any acts or omissions liability insurance on its principals and registered representatives, MSRB, NIBA, FSX and SIA memberships, and all associations of SRO's, during the Interim Period, subject to variations in amounts required by the ordinary operations of its business and any increases mutually agreed upon by Seller and Buyer, with such increases in premium or fees to be at the Buyer's expense; and

(3) to comply with and perform the leases and other agreements to which it is a party or by which it is bound.

(4) to comply with prudent customer servicing standards and strictly adhere to FINRA and SEC regulations regarding, without limitation, such issues as suitability, e-mail and web site review and controls, recordkeeping, in-depth customer profiling of financial condition, oral or written customer complaints, debit balances, overdrafts, unsecured debits, continuing education, required FINRA or SEC update filings, clearing firm filings, ledgers of market making or underwriting activities or proprietary trading, and firm maintenance excess.

(b) Seller's current licensees shall conduct:

(1) all communications with (i) FINRA, SEC, or any State or local regulatory authority, administrative or otherwise; and (ii) ASG auditors, accountants, attorneys, shareholders, creditors, debtors, and vendors at the time of the Initial Closing.

(2) all communications with the clients of ASG existing prior to the Initial Closing, unless Buyer shall be otherwise permitted by Seller, on a client by client basis.

(c) Buyer shall not permit ASG to:

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(i) incur any indebtedness, obligation or liability which would be characterized as a long term liability under generally accepted accounting principles, except for subordinated debt or other debt necessary to satisfy net capital requirements or any deposit requirements with a new clearing firm;

(ii) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business of any corporation, partnership, association or other business organization or division thereof,

(iii) vary significantly its business methods and practices with its present and prospective customers;

(iv) enter into or become bound by any new or renewed lease agreements or commitments, except for a new clearing agreement;

(v) except in the ordinary and usual course of business consistent with past business practice, acquire, lease, dispose of any assets or make or obligate itself to purchase capital expenditures out of the ordinary and usual course of business;

(vi) mortgage, pledge, or be subject to any lien on any of its assets;

(vii) take any actions outside the ordinary course of business that would have a material adverse affect on the value of the assets relating to the business of ASG;

(viii) enter into any agreement obligating it to do any of the foregoing prohibited acts unless such agreement may be unwound or terminated at no cost or liability to Seller in the event this Agreement is terminated pursuant to Section 12.1.

(ix) incur any net capital violations for any period of time.

(x) take any actions that would have a material adverse effect on the licensees of ASG, ASG's license with FINRA, ASG's status with the SEC, or adversely affect ASG's status or relationship with any other regulatory or law enforcement entity. Seller shall take any actions required to cause such adverse activities to cease or to mitigate their effects.

(xi) use the letters "ASG", or the words "ASG Securities", or thewords "Anpac Securities Group", in the name of any legal entity formed for the purpose of holding Seller's stock purchased pursuant to this Agreement, or utilized to conduct any business of any nature; nor for the purpose of entering into any lease, agreement, purchase order, purchase or rental obligation, employee contract, or any other form of liability which could potentially be construed as a direct or derivative liability or obligation of

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ASG or Seller.(xii) In the event the Buyer violates any of the provisions of 4.2, the Buyer shall forfeit any applicable amount remaining in escrow thereof, which amount would be released from escrow and credited to Seller. Should any such amount, as determined, be forfeited by the Buyer, the Seller shall have the right to terminate this Agreement, at their sole discretion. In the event the costs incurred are less than the amount remaining in escrow, and the Seller chooses not to terminate the agreement, the remaining amount in escrow shall continue to be utilized as agreed until the Final Closing. In the event that the costs incurred are greater than the amount remaining in escrow, and the Seller chooses not to terminate the agreement, the Buyer shall immediately, upon notification in writing by the Seller, deposit such deficiency to escrow and instruct their escrow agent to release such funds to either the Seller or to the applicable payees as instructed by the Seller. In the event that the Buyer fails to deposit such costs in a timely manner, consistent with the circumstances relative to the violation, or pursuant to FINRA, SEC, or state rules or regulations, as applicable, Buyer shall be wholly and contractually liable for such costs and expenses, as well as any costs of recovery. Any such costs due to a violation of section 4.2 shall be reported to the Buyer by Seller by providing Buyer a written accounting of such costs and expenses.

4.3 Funding Commitment During Interim Period.

(a) Omega, or its designee(s), and Slivka, shall be the Financially Responsible Persons for funding all of the Buyers' monetary responsibilities pursuant to this Agreement, inclusive of its Exhibits and schedules, as attached or amended

(b) In connection with this Agreement, Buyer agrees that it will provide, by equity or subordinated capital or otherwise, the necessary funds for a deposit for the clearing firm, together with additional funding for net capital and operating requirements, as described in Section 9.1(b)(all applicable subsections). Buyer may not rely upon or utilize, for any calculation, or otherwise, any of Seller's net capital currently on deposit in any amount, which varies from day to day by nominal amounts, to meet or exceed any regulatory or non-regulatory requirement, or for operating costs or expenses. Immediately subsequent to the Initial Closing, Buyer shall cause the net capital required by FINRA to be removed from escrow and deposited into a financial institution account consistent with FINRA rules and regulations regarding the maintenance of required net capital

(c) In consideration for the funding, Buyer shall be entitled to the net profits, if any, during the Interim Period, excluding those profits from transactions emanating from current Management's or the Seller's business within ASG and otherwise as agreed to separately in writing.

(d) Any amounts deposited in escrow, or such amount as adjusted pursuant to

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Sections 4, 6, 8, 9, 10, 11, 12, or 13, herein, as security for the payment to the Seller by the Buyer of any amounts due to the Seller for the Final Closing amount for the 72% remaining ownership interest in ASG Securities, Inc., shall be subject to forfeiture by the Buyer to the benefit of the Seller, during the Interim Period, in the event of any of the following:

(i) Any activities of the Buyer during the Interim period, which causes any of ASG's licenses to be suspended or revoked by any state or federal regulatory agency or authority, the SEC, or by the FINRA, inclusive of its affiliates, subsidiaries, or successors;

(ii) Any activities of Buyer during the Interim period, which causes ASG to be subject to any monetary liabilities, which exceed the Buyer's cumulative net capital, clearing deposit(s), operating capital, inventory securities, and/or, if applicable, any performance bonds, SIPC insurance, or insurance proceeds;

(iii) a material adverse change in the financial ability of the Financially Responsible Persons during the operation of ASG during the Interim Period.

(iv) an event caused by the Buyer's conduct of business or criminal activities during the Interim period, which causes ASG to be fined by any state or federal regulatory agency or authority, the SEC, or by FINRA, inclusive of its affiliates, subsidiaries, or successors, or by any National or Regional Stock Exchange, domestic or foreign; or, prohibited by such entities or organizations, from conducting business through or with such entities, or from conducting specific types of business, or from providing specific types of services, which were allowed or facilitated by ASG from its inception of its licensing by the FINRA in 1997, to the activities engaged in by the Buyer and ASG during the Interim Period.

(v) an event caused by the Buyer's conduct of business or criminal activities during the Interim period, which causes any ASG officer's, director's, or FINRA principal's, suspension or revocation of their individual securities licenses, and therefore their ability to continue to engage in securities business in the future; and/or, which causes such person to be named as a defendant or respondent to any cause of action in litigation before a court of appropriate jurisdiction, or an FINRA, or other applicable regulatory authority's, arbitration or mediation forum; or, which causes any fine imposed upon any such persons by any court of appropriate jurisdiction, any stock exchange, any state or federal agency or authority, the SEC, or the FINRA, inclusive of its

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affiliates, subsidiaries or successors.

(d) Buyer, and the Financially Responsible Persons, shall be liable for any and all fines and costs of defense, caused as a result of its conduct of business, failure to comply with federal or state or SRO regulation or rule, or criminal activity, inclusive of the conduct of its employees, agents, officers or directors as related to the conduct of business or criminal activity, which cause, or contribute to the cause, of any events so described in 4.3 (d) (i) through (v), above.

(e) No stock or other transferal of rights or equity shall be transferred to the Buyer as a result of any transfer of funds due to forfeiture.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF ASG AND SELLER

ASG and Seller hereby jointly and severally represent, warrant and covenant to Buyer as set forth in this Article V. Such representations, warranties and covenants shall be true as of the date of this Agreement, as of the Initial Closing, and as of the Final Closing.

5.1 Organization and Corporate Status of ASG. ASG is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ASG has the corporate power to own or lease its properties and to carry on its business as now being conducted. ASG is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it carries out its business. ASG has made available to Buyer a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date. Exhibit 5.1 lists the directors and officers of ASG and all names under which ASG has transacted business as of the date of this Agreement.

5.2 ASG Capital Structure.

(a) The authorized capital stock of ASG consists of 1,000,000 shares of authorized common stock, of which 100,000 shares are issued and outstanding as of the date of this Agreement, and 10,000 shares of authorized preferred stock, none of which are issued and outstanding as of the date of this Agreement ("ASG Preferred Stock"). ASG common stock outstanding as of the date of this Agreement is held of record by the persons, with the addresses of record and in the amounts set forth on Exhibit 5.2(a) hereof, all outstanding shares of ASG Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of ASG or any agreement to which ASG is a party or by which it is bound. All of the outstanding shares of ASG common Stock have been issued in compliance with all applicable federal and state securities laws. There are no declared or accrued but unpaid dividends or distributions of privately placed securities with respect to any shares of ASG Common Stock or ASG Preferred Stock. ASG has no other common stock authorized, issued or outstanding. Seller owns both beneficially and of

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record, and has good and marketable title to, the ASG Common Stock, free and clear of any mortgage, pledge, lien, encumbrance, security interest, restriction, charge or claim of any kind (collectively, the "Liens"); and the ASG Common Stock is not subject to any restrictions or limitations prohibiting or restricting transfer, other than restrictions on transferability imposed generally on securities by federal or state securities laws. Seller has full right, power, and authority to sell and transfer the ASG Common Stock pursuant to this Agreement. The certificates representing the ASG Common Stock will at the Initial and Final Closing be genuine and, together with any supporting papers, will at such time be in such form as to enable ASG to reflect on its stock transfer books immediately, the transfer to Buyer of the shares of ASG Common Stock represented thereby.

(b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which ASG is a party or by which it is bound, obligating ASG to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the ASG Capital Stock or obligating ASG to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.

(c) All of the ASG Capital Stock has been issued in reliance upon and pursuant to validly exercised exemptions from registration; and ASG has complied with all applicable federal and state laws governing its periodic offering and issuance of such capital stock.

5.3 Authority; Enforceability. Seller and ASG have all requisite power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ASG. ASG's Board of Directors has unanimously approved this Agreement. This Agreement has been duly executed and delivered by the Seller and ASG and constitutes the valid and binding obligation of Seller and ASG, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The execution and delivery of this Agreement by Seller and ASG does not, and, as of the Initial Closing and Final Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (a "Conflict") under: (i) any provision of the Articles of Incorporation or Bylaws of ASG; or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASG or it's properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each a "Governmental Entity") or any third party, including a party to any agreement with ASG (so as not to trigger any Conflict) is required by or with respect to ASG in connection with the execution and delivery of this Agreement or the

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consummation of the transactions contemplated hereby, except for (i) receipt by Buyer of any and all regulatory approval required from any federal or state instrumentality or FINRA or any delegate or division thereof, to the change in ownership of ASG from Seller to Buyer, including, but not necessarily limited to, that approval required by FINRA Rule 1017, and the termination of any required waiting period, ("FINRA Approval"), (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which, if not obtained or made, would have a material impact on ASG.

5.4 Financial Statements. Seller has delivered to Buyer complete and correct copies of the "Financial Statements" attached as Exhibit 5.6 hereof. The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, (ii) are accurate and complete in all material respects and fairly represent the financial position of ASG, and the results of operations and cash flows for the periods specified,. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements except as expressly noted therein.

5.5 Labor and Employment Contract Plans. ASG is not a party to any (a) employment agreements, consulting agreements or similar arrangements which will survive the Closing, other than as attached as Exhibits hereto as part of this SPA; (b) pension, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock purchase plans, or other arrangements, agreements or plans providing for employee benefits (including, but not limited to, vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, or related benefits) (collectively, the "Plans") under which employees of ASG will continue to be eligible after the Final Closing or which Plans are qualified under ERISA (as hereinafter defined), or (c) collective bargaining or union contracts. Exhibit 5.6 contains an accurate and complete list as of the date hereof, of the names and current salary or payment rates (expressed on an annual basis) of all persons (including independent commission agents) employed by or under contract with ASG.

5.6 ERISA. There are no "Pension Plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), which apply to ASG.

5.7 Litigation.

(a) Exhibit 5.8 accurately identifies all actions or proceedings of any nature, including arbitrations, pending as of the date hereof by, against or with respect to Seller or ASG or any officer, director, employee or independent contractor of ASG before any court, governmental body, agency, self regulatory organization ("SRO") or arbitration tribunal other than proceedings disclosed on other exhibits to this Agreement. Except as disclosed in Exhibit 5.8 neither Seller nor ASG (nor any officer, director, employee or independent contractor of said entities) has received prior to the date hereof, notice of the commencement or pendency of any governmental or self regulatory investigation, enforcement action or inquiry involving Seller

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or ASG, any officer, director, employee or independent contractor of ASG or involving any securities offered, solicited, sold, placed, underwritten or traded for their own account by ASG.

(b) To the best of Seller's and ASG's knowledge, except as disclosed in Exhibit 5.8, there is, as of the date hereof, no action or proceeding, whether threatened or pending, against Seller or ASG, which questions the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby or which, if determined, would materially and adversely affect the business, financial condition or operations ASG.

(c) To the best of Seller's and ASG's knowledge, except as disclosed on Exhibit 5.8, Seller and ASG are unaware of any pending or threatened notice, demand, complaint, action, proceeding, investigation or inquiry relating to the past or current sales practices, supervisory activities or securities dealings of any employee of ASG who is deemed to be an FINRA associated person.

(d) Seller shall give Buyer prompt written notice of the commencement of any notice, demand, complaint, action, proceeding, inquiry or investigation involving Seller or ASG, or the officers, directors, employees, independent contractors or associated persons of ASG after the date hereof that would be required to be described on Exhibit 5.8 had such notice, demand, complaint, action, proceeding, inquiry or investigation been initiated on the date hereof, as such matters could reasonably be expected to have a material effect upon the financial condition, operations or business of ASG .

5.8 Compliance with Instruments, Laws, Etc. ASG is not in violation and has not received any notice of a violation of (a) any provision of its Charter or Bylaws, or any agreement pertaining to indebtedness, (b) any provision of any other obligation, contract, commitment, or other agreement, or (c) any federal or state law, regulation, rule or administrative order.

5.9 Assets. ASG 's assets (including stocks, bonds, warrants and other securities, etc.) are set forth in the financial statements referred to herein and attached hereto as Exhibit 5.13.

5.10 Status of Licenses.

(a) ASG has all state, federal and SRO registrations and licenses that are necessary for their businesses and operations including, without limitation, (i) a broker-dealer license with the FINRA, (ii) registration as a broker-dealer with the SEC, and (iii) state licenses to conduct business as a broker-dealer in all of the states listed on Exhibit 5.12 (collectively, the "Licenses"). Except as set forth in Exhibit 5.12, all such Licenses, including those of Messrs. Scillia and Tenpow, and Ms. Reid (the "Current Principals"), and of Mr. Lenz, Director, are valid and in full force and effect and shall remain valid and in full force and effect for the benefit of Buyer at and following the Closing. The Current Principals and Directors shall continue their association with ASG, except as provided for herein, until the Final Closing. The continued association of the Current Principals or ASG's Directors, officers, principals, brokers, or agents

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beyond this date are subject to contractual agreements attached hereto as Exhibit 5.12. All of the state and federal Licenses of ASG in their businesses and operations are set forth on Exhibit 5.12. Except as disclosed thereon as of each Closing, the Licenses identified on Exhibit 5.12 are in full force and effect and have not been suspended, modified in any material adverse respect, canceled or revoked, and ASG has operated and will continue to operate in compliance with all material terms thereof or any renewals thereof.

(b) Except as identified on Exhibit 5.12, all other material permits, concessions, grants, franchises, and other governmental authorizations and approvals necessary for the conduct of the businesses of ASG, as currently conducted, have been duly obtained, are in full force and effect, have not been suspended, modified, canceled or revoked, and ASG has operated and, until each Closing, will continue to operate in compliance with all applicable renewals thereof.

(c) Except as described in Exhibit 5.12, neither Seller nor ASG has notice of, and there is not pending, as of the date hereof, any application, petition, objection, or other pleading with the governmental body having jurisdiction or authority over any part of the business or operations of ASG, which question the validity of or contests any License or which, if accepted or granted, would result in the revocation, cancellation, suspension, or any material adverse modification of any license, permit, concession, grant, franchise, or other License of ASG.

(d) Seller shall give Buyer prompt written notice of the filing of any material application, petition, objection or other pleading after the date hereof that would be required to be described on Exhibit 5.12 had such action occurred prior to the date hereof.

(e) Buyer shall give Seller prompt written notice of the filing of any material application, petition, objection or other pleading after the date hereof that would be required to be described on Exhibit 5.12 had such action occurred prior to the date hereof, or of any FINRA, SRO, state or SEC notification of filings due, upon receipt of such notification.

(f) . Buyer shall give Seller written notice of the filing of any oral or written customer complaint, with the original of any such written complaint, as received by the Buyer.

5.11 <u>Status of Leases and Agreements.</u> There are no leases or other agreements for the use of property to which ASG is a party, other than as shown on Exhibit 5.13, which identifies completely and accurately each lease and other agreement for the use of property to which ASG is a party.

5.12 <u>Bank Accounts</u>. Exhibit 5.14 identifies all accounts and safety deposit boxes with banks or other financial institutions maintained by or on behalf of ASG. All such accounts shall continue to be maintained and owned within the sole control of the Seller, including subsequent to the Final Closing.

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5.13 Patents, Trade Names, Trademarks, Licenses, Etc.

(a) ASG does not own, have a license, or otherwise have the right to use any patents, trademarks, trade names, copyrights, technology, know-how and processes which are material to the conduct of its business as currently conducted.

(b) Exhibit 5.15 accurately identifies all significant computer software for financial reporting, engineering functions and studies, and inventory control, or used by ASG which ASG will continue to have the right to use after the Final Closing.

5.14 No Undisclosed Liability. As of the Effective Date, ASG has no liabilities, other than as disclosed in Exhibit 5.16, whether absolute, accrued, contingent or otherwise, whatsoever which are required under generally accepted accounting principles to be disclosed or reserved in connection within the Financial Statements.

5.15 Taxes and Tax Returns.

(a) All federal, state, local, and foreign tax reports and returns required to be filed by or on behalf of ASG have been duly filed on a timely basis and all taxes including, without limitation, income, gross receipts, ad valorem, value added, turnover, sales, use, personal property (tangible and intangible), stamp leasing, lease, user, leasing, excise, franchise, transfer, fuel, excess profits, occupational (including, without limitation, deposits required by law to be made with respect to withholding taxes for employees) and interest equalization, and other charges of federal, state, local or foreign taxing authorities, including all interest and penalties or late charges on the foregoing (the "Taxes") have been duly paid. Seller and ASG, believe in good faith that all such reports and returns, relating to ASG, have been prepared in accordance with all laws and regulations pertaining thereto.

(b) True copies of the 2004 and 2005, and 2006 federal income tax returns of ASG have been heretofore delivered to Buyer.

5.16 Insurance. The Buyer shall cause ASG to be covered, at its expense, prior to the conduct of any business by any associated person or principal of Buyer who licenses with ASG subsequent to or prior to the Initial Closing Date, with valid, enforceable insurance policies, including but not limited to commercial liability, SIPC, Fidelity bond, and broker errors and omission coverage, as disclosed on Exhibit 5.18, as shall be required by Seller to conduct the nature and type of business contemplated by the insurance coverage provided by such policies. ASG will continue to cover itself under such insurance policies from the date hereof through any period during which any of the Sellers, or its affiliated directors, brokers, principals, officers, employees or agents have extended to ASG the use of their personal licenses. Such insurance policies will be paid, at a minimum, in accordance with generally accepted accounting principles through the period during which any of the Sellers, or its affiliated directors, brokers, principals, officers, or agents have extended to ASG the use of their personal licenses.

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5.17 Contracts.

(a) Exhibit 5.19 lists all written agreements, contracts, insurance arrangements and commitments of each of ASG or by which each of ASG is bound (complete copies of which have been previously provided to Buyer), which (i) create indebtedness for money borrowed or any Liens, (ii) (1) involve or may involve payments by or to ASG of more than $25,000 individually, and (2) cannot be terminated by either ASG without penalty upon notice of 60 days or less, or (3) are material to the business, financial condition, or operations of either ASG, as a whole, or which impose material restrictions or obligations (other than the payment of money) on ASG. To the best of Seller's and ASG's knowledge, there are no oral agreements, contracts, or commitments by which ASG is bound in excess of $5,000 in the aggregate.

(b) Each of the agreements, contracts, and commitments listed on Exhibit 5.19 is valid and in full force and effect and (i) there is no material default thereunder or claim of default or notice of cancellation; and (ii) there has not occurred any event which, with the passage of time or the giving of notice (or both), would constitute a default thereunder, in any case either on the part of either ASG or, to the best of Seller's and ASG's knowledge, on the part of any other party thereto.

(c) Except as set forth on Exhibit 5.19, there is no agreement, contract or commitment which limits the right of either ASG to engage in any business or compete with any person.

(d) Seller has delivered or made available to Buyer complete and correct copies of all written agreements, contracts and commitments identified on any Exhibit to this Agreement, together with all written amendments thereto and waivers and consents with respect thereto.

5.18 Full Disclosure. Except as disclosed in this Agreement, and to the best of the Seller's knowledge, no fact exists which Seller or ASG have not disclosed to Buyer which has or would reasonably expect to have a material adverse effect on the consummation of the transactions contemplated hereby or on the financial condition, operations, or business of either ASG .

5.19 Certain Transactions. None of the officers, directors, or employees of ASG is presently a party to any transaction with either ASG (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments or sales commission or fees to or from any officer, director, or such employee or, to the knowledge of the Seller, any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner, except as provided and disclosed in Exhibit 5.19 attached hereto.

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5.20 Regulatory Compliance.

(a) ASG has prepared, has made entries upon and has maintained its books and records in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern ASG's 's operations.

(b) ASG has conducted its operations (including, but not limited to, personnel supervision, sales practices and net capital maintenance) in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern ASG's operations and has maintained all registrations and licenses necessary to their operations as required by any governmental authority and self regulatory organization.

(c) ASG has performed its activities, duties and responsibilities as a broker, dealer, finder, underwriter or placement agent in connection with any private offering, sale or placement of securities in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern such activities, duties and responsibilities.

(d) ASG has obtained all regulatory approval necessary to operate branches as a broker-dealer in Florida, Georgia and New York, has closed those offices, and is not currently aware of any regulatory issues which would prevent ASG from reopening offices in those states, or any other state. Buyer and Seller must obtain, prior to opening any branches, all regulatory approvals, as prescribed by each individual state, and by the FINRA, for each branch Buyer and Seller shall open.

5.21 Maintenance of Books and Records. ASG had consistently maintained all corporate governance records and instruments; capital stock transfer records; financial and accounting records; tax records; and records reflecting the brokering, offering, underwriting, placing and sale of securities in the ordinary course of business.

5.22 Seller's and ASG's Representations and Warranties. Neither Seller nor ASG knows of any fact which would cause any representation or warranty of Seller or ASG contained in this Agreement to be other than true and complete.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Each Buyer represents, warrants and covenants, individually, and jointly or severally, as set forth in this Article VI. Such representations, warrants and covenants shall be true as of the date of this Agreement, as of the Initial Closing, and as of the Final Closing.

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6.1 Authority; Enforceability. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement and the consummation of transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

6.2 No Violation. Subject to obtaining the regulatory approvals, neither the execution and delivery of this Agreement nor the consideration of the transactions contemplated hereby will:

(a) Violate, be in conflict with, constitute a default (or event which, with or without due notice or of time, or both, would constitute a default) under, or require the consent or approval of any other person under, or cause or permit the acceleration of the maturity of, any debt, obligation, contract, commitment or other agreement (i) to which Buyer is a party, and (ii) which is material to the business or financial condition of Buyer;

(b) Result in the creation or imposition of any Lien upon any property or assets of Buyer under any debt, obligation, contract, commitment other agreement to which Buyer is a party or by which Buyer is contractually bound; or

(c) Violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority or arbitration tribunal binding upon Buyer.

6.3 Investment Intent. Buyer is acquiring the ASG Common Stock for its own account and not with a view to, or for resale in connection with, the distribution thereof.

6.4 Qualified Transferee. Buyer is financially and legally qualified, has the requisite financial, technical and business capabilities, and all the required FINRA licenses and levels of experience to obtain all material regulatory approvals promptly and to conduct and assist in the operation of the businesses of ASG after each Closing. There are no claims, suits or other proceedings before any court, governmental agency or arbitration tribunal in which issues are raised which, if finally determined adversely to Buyer, would have the effect of impairing Buyer's ability promptly to obtain regulatory approvals.

6.5 Litigation. There is on the date hereof no action, suit or proceeding pending or, to Buyer's knowledge, threatened against or involving Buyer before any court, governmental agency or arbitration tribunal, which, if determined, would materially and adversely affect the ability of Buyer to consummate the transactions provided for herein. Buyer is not in violation of any term of any judgment, decree, injunction or order outstanding against it or them, which violation would have a material and adverse effect on the ability of Buyer to consummate the transactions provided for herein. Buyer shall give Seller prompt written notice of the commencement of any action, proceeding or investigation involving Buyer after the date hereof that would, if adversely determined, materially and adversely affect the ability of Buyer to consummate the transactions provided for herein.

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6.6 Compliance with Instruments, Laws, Etc. To the best of Buyer's knowledge, Buyer is not in violation of and has not received any notice of violation which would have a material adverse effect on (a) any provision of any agreement pertaining to indebtedness, (b) any material provision of any other obligation, contract, commitment, or other agreement, or (c) any material federal or state law, regulation, rule or administrative order.

6.7 Buyer's Representations and Warranties. Buyer knows of no fact which would cause any representation or warranty of Buyer contained in this Agreement to not be true and complete.

6.8 Indemnification of Actions of Buyer. Buyer shall indemnify Seller of any actions, direct or indirect, created or resulting from actions by the Buyer subsequent to the Initial Closing as provided in Section ___ hereof. Such indemnification shall survive the term of this Agreement.

6.9 Full Disclosure. Except as disclosed in this Agreement, and to the best of the Buyer's knowledge, no fact exists which Buyer has not disclosed to Seller which has or would reasonably expect to have a material adverse effect on the consummation of the transactions contemplated hereby, or on the financial condition of the Buyers.

ARTICLE VII
COVENANTS OF SELLER

7.1 Access and Information. Prior to the Final Closing, the Seller, upon reasonable written notice, will allow the Buyer, its counsel, accountants, lenders, capital providers and other agents and representatives, (i) to have full access, during normal business hours, to the employees, agents, representatives, affiliates, suppliers, contracts, properties, books and records of ASG, (ii) to discuss its affairs, finances and accounts with its officers and accountants, and (iii) to be furnished all such information concerning the business and affairs of ASG as Buyer or its representatives may reasonably request.

7.2 Best Reasonable Efforts. Seller shall use its best reasonable efforts to consummate the transactions contemplated by this Agreement and to obtain as quickly as practicable the approvals and consents including, but not limited to, the FINRA Approval, necessary for such consummation.

7.3 Notice to Customers. Subsequent to the Final Closing, Seller shall, upon the request of Buyer, cooperate with and assist Buyer in informing customers of ASG of the change in control of ASG . Seller shall, upon the request of Buyer, cooperate with and assist Buyer in informing customers of Buyer who become customers of ASG, or who are potential customers of ASG, subsequent to the Initial Closing, of the participation of Buyer in the ownership of ASG and any reasonable conveyance of information to such customers or potential customers to reasonably facilitate their conduct of business with ASG prior to the Final Closing.

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7.4 Disclosure as to Representations and Warranties. Seller shall promptly inform Buyer in writing if at any time Seller or ASG shall become aware of any fact which would cause any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto to not be true and complete at and as of such time.

ARTICLE VIII
COVENANTS OF BUYER

8.1 Access and Information. Prior to the Final Closing, the Buyer will allow the Seller, its counsel, accountants, lenders, principals, directors, capital providers and other agents and representatives, (i) to have full access, during normal business hours, to the employees, agents, representatives, affiliates, suppliers, contracts, properties, books and records of ASG during the period until the later of the Final Closing or that period during which any of the Sellers, or its affiliated directors, brokers, principals, officers, or agents have extended to ASG the use of their personal licenses, (ii) to discuss its affairs, compliance with FINRA, SEC, or other applicable regulatory authority, finances and accounts with its officers and accountants, and (iii) to be furnished all such information concerning the business and affairs of ASG during the Buyer's conduct of business subsequent to the Initial Closing as Seller or its representatives may reasonably request.

8.2 Best Reasonable Efforts. Buyer shall use its best reasonable efforts to consummate the transactions contemplated by this Agreement and to obtain as quickly as practicable the approvals and consents including, but not limited to, the FINRA Approval, necessary for such consummation.

8.3 Non-Disclosure of Events and Business of ASG; Solicitation. Unless and until this Agreement is terminated in accordance with its terms, and until the Final Closing, Buyer or its officers, directors, agents, or affiliates will not take any action to (i) initiate the submission of any acquisition, sale, merger financing, or capital transaction with respect to ASG, other than the capital transactions necessary to maintain adequate net capital requirements under FINRA guidelines in concurrence with the nature and type of business conducted by Buyer subsequent to the Initial Closing; (ii) cause or allow ASG to enter into any transaction or agreement with respect to any acquisition, sale, merger, financing, or capital transaction, which could result in ASG's violation of net capital rules of the FINRA, or could cause ASG to incur liabilities which could cause the suspension or revocation of ASG's Broker Dealer license(s), or violation which could result in the suspension or revocation of any Director, Officer, principal or associated person's individual licenses; (iii) cause or allow ASG to be acquired by any party(ies) other than the Omega Commercial Finance Corporation and Bill Slivka, or a holding company formed by Omega or Bill Slivak or their selected entity of ownership as to their beneficiaries or beneficial owners, as applicable, as disclosed herein in Exhibit 8.3. This Exhibit may be provided by Buyer as a post-Closing item within thirty (30) days of the Initial Closing Date; (iv) participate in negotiations with, or provide information concerning ASG, its assets, liabilities, or business to any person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) in

connection with any financing or capital transaction, except as specifically authorized in writing by the Seller; (v) disclose any information concerning ASG, its assets, liabilities, or business to any person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) until the Final Closing, except as specifically authorized in writing by the Seller.

8.4 Representation to Customers of Buyer. Buyer shall represent to its customers, subsequent to the Initial Closing and prior to the Final Closing, its minority ownership of ASG, if at its sole discretion it shall choose to do so, and shall not represent or disclose any terms or conditions of this Agreement.

8.5 Disclosure as to Seller's Representations and Warranties. Buyer shall promptly inform Seller if at any time Buyer shall become aware of any fact which would cause any representation or warranty of Buyer contained in this Agreement to not be true and complete at and as of such time.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions Precedent to Initial Closing.

(a) Buyer's Conditions. Buyer's obligation to carry out the Initial Closing shall be subject to satisfaction of all of the conditions set forth in this Subsection 9.1(a) (unless expressly waived in writing by it at, or any time prior to, the Initial Closing):

(i) The representations and warranties of Seller and ASG contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Seller or ASG, shall have been true and complete when made and shall also be true and complete at and as of the time of Initial Closing.

(ii) Seller and ASG shall have caused all of their covenants, agreements, and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Initial Closing to be so performed or complied with.

(iii) No action or proceeding shall have been instituted and remain pending by or before any court or other governmental body or arbitration tribunal seeking, and there shall not be in effect any injunction, order or decree of a court of competent jurisdiction the effect of which is, (1) to restrain or prohibit or to recover damages in respect of the transactions contemplated by this Agreement, (2) to revoke or suspend any material license, permit, order or approval, or (3) to question the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby, and there shall be no such action or proceeding pending which, if adversely determined, would materially and adversely affect, or an injunction, order or decree in effect which materially and adversely affects, the business, financial condition and operations of ASG .

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(iv) From the Effective Date, there shall not have been any material adverse change in the business, financial condition or operations of ASG.

(v) All corporate proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Buyer.

(vi) Seller and ASG shall have obtained all necessary approvals for ASG to continue to do business with its clearing firm, subject to new deposit requirements, which requirements are the responsibility and obligation of the Buyer. In the event that such approvals are not available at the time of the Initial Closing, Buyer agrees to allow this item 9.1 (a) (vi) to be a post closing item, whereupon the Buyer and Seller will both use their best good faith commercially reasonable efforts to conclude the requirements for the Clearing firm as soon as practical subsequent to the Initial Closing.

(vii) Seller shall have delivered, or be prepared to deliver, to Buyer, the following agreements, documents and records:

(1) a certificate dated as of the Initial Closing, signed by the Chief Executive Officer or President of ASG, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this Subsection 9.1(a).

(2) the Escrow Agreement provided by the Buyer, in the form of the attached Exhibit 3.2, executed by Seller.

(4) an agreement with Michael Scillia ("Scillia"), in the form of the attached Exhibit 9.1(a)(vii)(4), executed by Scillia, the Buyer, the Financially Responsible Persons and ASG, providing for the association of Scillia on the terms described in Exhibit 9.1(a)(vii)(4).

(5) an agreement with George TenPow ("TenPow"), in the form of the attached Exhibit 9.1(a)(vii)(5), executed by TenPow, the Buyer, the Financially Responsible Persons and ASG, providing for the employment of TenPow as the financial and operations principal of ASG, on an at will basis, subject to the terms and conditions as stated in Exhibit 9.1(a)(vii)(5). Compensation for periods beyond four months from the date of execution of this Agreement shall be paid as is agreed upon by Seller, ASG, Buyer and TenPow. In the event that the Buyer conducts business with individuals during the Interim Period, Buyer shall be responsible for the payment of TenPow's services related to the filing of the monthly Focus report, at the rate as stated in Exhibit 9.1(a)(vii)(5).

(6) an agreement with Vera Reid ("Reid"), in the form of the attached Exhibit 9.1(a)(vii)(6), executed by Reid, Buyer, the Financially Responsible Persons and

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ASG, providing for the employment of Reid as the Compliance principal of ASG, on an at will basis, subject to the terms and conditions for Reid as stated in Exhibit 9.1(a)(vii)(6).

(7) an agreement with Corbett Lenz ("Lenz"), in the form of the attached Exhibit 9.1(a)(vii)(7), executed by Lenz, Buyer, the Financially Responsible Persons and ASG, providing for the employment of Lenz as a Director of ASG, and registered representative, on an at will basis, for compensation described therein, and subject to the terms and conditions for Lenz as stated in Exhibit 9.1(a)(vii)(7).

(8) The minute books, stock books and all other corporate and business records or documents of ASG, copies to be provided until the Final Closing.

(9) Stock certificates representing the ASG Common Stock, duly endorsed for transfer to Buyer, or accompanied by a proper and duly executed instrument of assignment to Buyer, having all necessary stock transfer stamps attached.

(b) Seller's Conditions. Seller's obligation to carry out the Initial Closing shall be subject to satisfaction of all of the conditions set forth in this Subsection 9.1(b) (unless expressly waived in writing by it at, or any time prior to, the Initial Closing):

(i) The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Buyer shall have been true and complete when made and shall also be true and complete at and as of the time of Initial Closing.

(ii) Buyer shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Initial Closing to be so performed or complied with.

(iii) There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of the sale of the ASG Common Stock by Seller and no action or proceeding alleging that the consummation of the sale of the ASG Common Stock by Seller violates or will violate any federal or state law, rule or regulation shall have been instituted by or before any court or governmental body to restrain or prohibit Seller from selling, or to recover damages from Seller in respect of the sale of the ASG Common Stock, unless Buyer elects to fully indemnify and defend Seller in respect thereof.

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(iv) All corporate proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Seller.

(v) Buyer shall have delivered, or be prepared to deliver, to Seller, the following agreements, documents and records: (1) a certificate dated as of the Initial Closing, signed by Buyer, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this Subsection 9.1(b).

(2) the Escrow Agreement in the form of the attached Exhibit 3.2, executed by Buyer.

(3) Sixty Thousand Dollars ($60,000) by wire transfer or other immediately available funds, which shall be paid by Buyer to the Seller at the Initial Closing.

(4) deposit into an account of the Buyer's selection and sole control, sufficient capital, in cash or in unrestricted securities acceptable to the SEC in accordance with FINRA net capital rules, to maintain adequate net capital of at least 130% in excess of the requirements for a $5,000 broker dealer license (or such greater amount if minimum capital is a greater amount), but in no event shall such amount be less than Thirty Thousand Dollars ($30,000), and may be part of the Clearing Deposit, if permitted by the Clearing Agent or FINRA as applicable. Such capital shall be maintained at all times at such required minimum levels, as prescribed by the FINRA, in their sole authority, until the day after the Final Closing. Any violation of this condition would be a breach of this Agreement and Buyer would be responsible for all adverse effects of such breach, including, if applicable, payment in full, as stated herein, to Seller from Buyer's Escrow, any fines payable to any regulatory authorities, any costs incurred, as payable or accrued, for the operation of the Buyer's business through ASG, or any costs of ASG in rectifying, reporting or continuing its membership with the FINRA.

(5) deposit into an account of the Buyer's selection and sole control, sufficient capital, in cash or in unrestricted securities acceptable to the new Clearing Broker, to conduct the nature and type of business as disclosed in the Buyer's business plan, attached herein within Exhibit 9 (b) (v) (5). At the time of the Initial Closing, Buyer has selected First Southwest Company as its clearing agent, and have requested from Buyer a $25,000 initial deposit to initiate their clearing activities, net of costs, which would be additional expenses to the Buyer. Buyer has the option of substituting another clearing agent at their discretion and consequences at any time during the Initial or Renewal term.

(6) deposit into an account of the Buyer's selection and sole control, thirty thousand dollars ($30,000) in cash for the initial operating expenses of the Buyer in its conduct of the nature and type of business within ASG as disclosed in the Buyer's business plan,

attached herein within Exhibit 9 (b) (v) (6). In addition, provide evidence of the availability of funds necessary to open the number of offices planned during the Interim Period as described in the Buyer's business plan.

(7) U-4 forms, in paper format, for all associated persons, principals, control persons (as that term is defined by the FINRA) that will be registering their individual licenses with ASG prior to or subsequent to the Initial Closing, as well as any person required to submit a U-4 under FINRA rules in effect as of the date of the Initial Closing.

(8) concomitant with the U-4 registration of Buyer's representatives that precede the Initial Closing, and again, as applicable, upon the Initial Closing, Buyer shall deposit into the ASG CRD account all FINRA and state fees required to license its principals and representatives in all states in which Buyer wishes to conduct business. To the extent that the Buyer wishes to conduct business in states in which ASG is no longer licensed, Buyer shall also deposit such state fees in to ASG's CRD account, or cause direct payment to such states, as applicable.

(vi) Upon execution of this Agreement, Buyer shall place in ~~escrow~~ with the Seller's ~~escrow agent~~ all costs incident, inclusive of any FINRA fees, to the registration of a NASDAQ Workstation (NWII), to be placed at the location selected by the Buyer, with written instructions to release said funds from escrow as required by the lessor of such equipment, and/or the FINRA, as applicable.

9.2 Conditions Precedent to Final Closing.

(a) Buyer's Conditions. Buyer's obligation to carry out the Final Closing shall be subject to satisfaction of all of the conditions set forth in this Subsection 9.2(a) (unless expressly waived in writing by it at, or any time prior to, the Final Closing):

(i) The representations and warranties of Seller and ASG contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Seller and ASG shall have been true and complete when made and shall also be true and complete at and as of the time of Final Closing.

(ii) Seller and ASG shall have caused all of their covenants, agreements, and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Final Closing to be so performed or complied with.

(iii) No action or proceeding shall have been instituted and remain pending by or before any court or other governmental body or arbitration tribunal seeking, and

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there shall not be in effect any injunction, order or decree of a court of competent jurisdiction the effect of which is, (1) to restrain or prohibit or to recover damages in respect of the transactions contemplated by this Agreement, (2) to revoke or suspend any material license, permit, order or approval, or (3) to question the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby, and there shall be no such action or proceeding pending which, if adversely determined, would materially and adversely affect, or an injunction, order or decree in effect which materially and adversely affects, the business, financial condition and operations of ASG .

(iv) Since the Initial Closing there shall not have been any material adverse change in the business, financial condition or operations of ASG caused by the Seller.

(v) All corporate proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Buyer.

(vi) FINRA Approval shall have been obtained.

(vii) Seller shall have delivered, or be prepared to deliver, to Buyer, the following agreements, documents and records:

(1) a certificate dated as of the Final Closing, signed by Seller, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this Subsection 9.2(a).

(2) a certificate dated as of the Final Closing, signed by the Chief Executive Officer or President of ASG, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this Subsection 9.2(a).

(b) Seller's Conditions. Seller's obligation to carry out the Final Closing shall be subject to satisfaction of all of the conditions set forth in this Subsection 9.2(b) (unless expressly waived in writing by it at, or any time prior to, the Final Closing):

(i) The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Buyer shall have been true and complete when made and shall also be true and complete at and as of the time of Final Closing.

(ii) Buyer shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Final Closing to be so performed or complied with.

(iii) There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of the sale of the ASG

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Common Stock by Seller and no action or proceeding alleging that the consummation of the sale of the ASG Common Stock by Seller violates or will violate any federal or state law, rule or regulation shall have been instituted by or before any court or governmental body to restrain or prohibit Seller from selling, or to recover damages from Seller in respect of the sale of the ASG Common Stock, unless Buyer elects to fully indemnify and defend Seller in respect thereof.

(iv). Since the Initial Closing, the occurrence of an event described in 9.1(a)(4).

(v) The FINRA Approval shall have been obtained.

(v) Buyer shall have delivered, or be prepared to deliver, to Seller, a certificate dated as of the Final Closing, signed by Buyer, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this Subsection 9.1(b).

ARTICLE X
POST-CLOSING OBLIGATIONS

10.1 Cooperation. Following each Closing, Buyer and Seller shall cooperate in the execution of any documents, and the taking of any actions which are reasonable and necessary to effectuate the transaction contemplated by this Agreement and the achievement of its intended objectives.

ARTICLE XI
MUTUAL INDEMNIFICATION AND CONFIDENTIALITY

11.1 Indemnification by Parties. Buyer and Seller (cumulatively and severally, the "Parties") hereby indemnify and agree to hold each other harmless from, against, and in respect of (and shall on demand reimburse the other for):

(a) Any and all loss, liability, or damage suffered or incurred by either by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by the other contained in this Agreement or in any certificate delivered to each other pursuant hereto;

(b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof or in connection with any investigation thereof, or in enforcing this indemnity, but only as a result of the actions of the other Party.

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(c) ASG, and any and all of its representatives, engaging in assistance of any nature to the Seller or Buyer during the Interim period, or during the period of 1017 application by the Buyer and Seller, shall be indemnified by the Buyer and the Seller against any and all claims by the Buyer or Seller against them individually, or as a group, except for criminal acts or acts in violation of FINRA rule. The 1017 application of the Buyer may not be accepted by the FINRA, and such non-acceptance, if applicable, shall not create any liability to ASG, nor its representatives individually. The Buyer assumes all risk and liability for its application to the FINRA and any ensuing determination by the FINRA of its acceptance or failure.

11.2 Third Party Claims. In order for Buyer or Seller (the "Indemnified Parties"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim within 1 day after receipt by such Indemnified Party of written notice of the Third Party Claim unless the indemnifying party shall have previously received knowledge thereof, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any Indemnified Party except to the extent the indemnifying party demonstrates that it is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within 5 days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(a) If a Third Party Claim is made against ASG, or the Werner Trust, Lenz, Scillia, Ten Pow or Reid, or any of their agents, the Buyer, as Indemnifying Party, will be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof with counsel selected by the Buyer, except where an implicit conflict of interest may apply, in which case the Buyer shall assume only its own defense. Should the Buyer so elect to assume the defense of a Third Party Claim, the Buyer will be liable to the Indemnified Party for any reasonable and ordinary legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, including reasonable costs of investigation. If the indemnifying party elects to so assume the defense of a Third Party Claim, the Indemnified Party (i) will cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) will not admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without the indemnifying party's prior written consent, and (iii) will agree to any settlement, compromise, or discharge of a Third Party Claim which the indemnifying party may recommend if (1) the sole relief provided against the Indemnified Party is monetary damages which are paid by the indemnifying party and the Indemnified Party is completely released in connection with such Third Party Claim, and (2) such settlement, compromise or discharge involves no finding or admission of any violation of law or of the rights of any person or of any breach of any agreement by the Indemnified Party, nor has any effect on the status of the Indemnified Party's status with any regulatory or licensing authority;

(b) In the event the Indemnifying Party shall assume the defense of any Third Party Claim, except where an implicit conflict of interest may apply, the Indemnified Party shall

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be entitled to participate in (but not control) such defense with its own counsel. In the instance of an implicit conflict of interest, the Indemnified Party shall be entitled to control such defense with its own counsel. If the Indemnifying Party does not assume the defense of any such Third Party Claim within 7 days of notice under the circumstances, the Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to settling such claim or litigation after giving notice of same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate; and,

(c) The Indemnifying Party will promptly pay the retainer required by its counsel and the retainer required by counsel for the Indemnified Party, pursuant to the circumstances pertinent to the claim, and within the timeliness required by such claim, and promptly reimburse the Indemnified Party, as required, during the course of such claim; and

(d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party shall, by notice to the indemnifying party, be entitled to participate therein (with control remaining with the Indemnified Party) and shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). Any Liabilities, customer complaints or actions, vendor payables, governmental or regulatory agencies, or personnel claims that arise at any time during the statute of limitations, as applicable, for such claims, whether during the Interim period, or in the event that the Buyer is denied approval of its 1017 transfer of ownership, after the termination of this SPA, that are as a result of the Buyer's conduct of business during the Interim period, are indemnified claims pursuant hereto, and remain the responsibility of the Buyer at all times.

11.3 Confidentiality.

(a) For a period of three years from the date of this Agreement, Seller will hold in confidence and use its reasonable efforts to have all its affiliates, employees, agents, representatives, lenders and capital providers hold in confidence all of the books, records, financial information, customer lists, business plans, operating plans, or other knowledge or information of a confidential or proprietary nature (the "Confidential Information") with respect to Buyer and, if the Final Closing does occur, with respect to ASG, will not disclose, publish, use (except as required in connection with the transaction contemplated by this Agreement), or permit others to disclose, publish, or use the same; *provided, however,* that the foregoing restriction shall not apply to any Confidential Information which (i) becomes generally available to the public in any manner or form through no fault of Seller, (ii) is independently developed by Seller without benefit of the above-described information, or rightfully received from another source on a non-confidential basis, (iii) is released for disclosure with Buyer's consent, (iv) is required to be provided, published or used by law, or by a court or a governmental agency (Seller agrees to give Buyer prior notice of any such required disclosure so as to afford Buyer at its expense the opportunity to seek an appropriate protective order), (v) is necessary in connection with a bona fide dispute in order to seek an appropriate protective order; or (vi) is necessary in connection

with a bona fide dispute in order to establish rights under this Agreement. In the event either Closing does not occur, Seller shall promptly return to Buyer all Confidential Information and non-public documents obtained from Buyer and any copies of such documents made for or by Seller.

(b) For a period of three years from the date of this Agreement, Buyer will hold in confidence and use its reasonable efforts to have all its affiliates, employees, agents, representatives, lenders and capital providers hold in confidence all of the books, records, financial information, customer lists, business plans, operating plans, or other knowledge or information of a confidential or proprietary nature (the "Confidential Information") with respect to Seller and, if the Final Closing does not occur, with respect to ASG and will not disclose, publish, use (except as required in connection with the transaction contemplated by this Agreement), or permit others to disclose, publish, or use the same; *provided, however,* that the foregoing restriction shall not apply to any Confidential Information which (i) becomes generally available to the public in any manner or form through no fault of Buyer, (ii) is independently developed by Buyer without benefit of the above-described information, or rightfully received from another source on a non-confidential basis, (iii) is released for disclosure with Seller's consent, (iv) is required to be provided, published or used by law, or by a court or a governmental agency (Buyer agrees to give Seller prior notice of any such required disclosure so as to afford Seller at its expense the opportunity to seek an appropriate protective order), (v) is necessary in connection with a bona fide dispute in order to seek an appropriate protective order; or (vi) is necessary in connection with a bona fide dispute in order to establish rights under this Agreement. In the event either Closing does not occur, Buyer shall promptly return to Seller all Confidential Information and non-public documents obtained from Seller and ASG and any copies of such documents made for or by Buyer.

(c) In the event that any consent or waiver of compliance with any provision hereof shall be effective only if in writing, and no such consent or waiver shall be deemed to extend beyond the particular subject thereof.

(d) If any provision of this Section 11.3 is determined to be void or unenforceable, the remaining provisions shall nonetheless constitute valid and enforceable obligations of the parties hereto.

11.4 Specific Performance. In the event of any breach or threatened breach by either party of the provisions of Sections 11.2 or 11.3 of this Agreement and notwithstanding any available damage remedy, the other party shall be entitled in respect thereof to an injunction or other appropriate order (without the necessity of setting any bond in connection therewith or demonstrating that any harm will result from this breach thereof) restraining such party from violating such provisions or requiring such party to perform its obligations hereunder. In the event that any court with competent jurisdiction determines such provisions to be too broad to enforce as written, such court is authorized by the parties to construe and enforce such provisions only to the broadest extent permitted by law.

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ARTICLE XII
TERMINATION

12.1 Termination.

(a) This Agreement shall be terminated except for the assertion of any claim for breach of this Agreement which any party herein may assert against another party, in the event the Final Closing has not occurred by the 120th day from the date of this Agreement, provided, however, that Buyer may extend that date by two months by providing Seller with prior written notice together with a nonrefundable extension fee in the amount of $15,000, payable pro-rata to ASG and the acting principals required to continue the 1017 process during this two month period. Any pro-rata amounts paid to such principals, and not ASG, shall be unrelated to compensation agreements or contracts between the Buyers, ASG, and such principals, in effect at the time of the initiation of such extension.

(b)In the event of a Termination by the Seller, in their sole discretion, as a result of adverse actions by the Buyer in Articles IV, VI, VIII, and IX,, X, XI, XII, or XIII, Buyer's shares acquired at the Initial Closing shall be cancelled by the Seller and Buyers payment of $60,000 shall be forfeited.

(c) In the event of a Termination by the Buyer as a result of breach of Articles X or XI, or Sections 9.1 (a), 9.2 (a) (i) through (iv) and (vii), by Seller, Buyers payment of $60,000 shall be promptly refunded to Buyer and Seller shall cancel Buyer's shares acquired at the Initial Closing. The return of the $60,000 shall be the only damages Buyer may receive from the Seller for any Seller breach, and as such, Buyer may not seek, in any court or through any jurisdiction, proceeding or regulatory entity, any further collection for any damages whatsoever, whether actually incurred, accrued or perceived. The repayment of the Buyer's deposit of $60,000 shall constitute full liquidated damages available to Buyer ay anytime hereafter or in the future.

(d) The parties acknowledge that if Buyer, in their sole discretion, fails to close the transaction for any reason set herein above, then the Buyer shall forfeit the $60,000, or such other amounts as described in Articles IV, VI, VIII, IX, X, XI, XII, or XIII, it paid Seller for the shares Buyer purchased at the Initial Closing (the "Break-Up Fee") as liquidated damages, Seller shall cancel Buyer's shares, and ASG shall allow the Buyer or its designated affiliates to withdraw all subordinated capital, paid in capital or other deposits made by Buyer or its affiliates that are on deposit at the time of such withdrawal in the accounts under the sole control of the Buyer, inclusive of the Clearing Broker accounts, 20 business days from the last date that Buyer transfers and/or closes all customer accounts held by the Clearing Broker on behalf of ASG.

(e) The parties acknowledge that if the Buyer's designated Executive Principal (series 24), or Designated Principal Trader (series 55), are not approved by the FINRA, then the Buyer shall have 30 days from the date of FINRA notification to ASG or the Buyer of such action by FINRA, to reapply with a different Executive Principal (series 24), or Designated Principal Trader (series 55), for each such action by FINRA. Each such action so required for reapplication

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shall be accompanied by a $15,000 extension fee payable pro-rata to ASG and the acting principals required to continue ASG's membership during any period between the non-approval of such candidate, and the eventual approval of the reapplication candidate. In the event that FINRA refuses to continue to allow such reapplications for any reason, then the terms and conditions of 12.1 (e), above, shall apply.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Survival of Representations and Warranties. Each representation and warranty, covenant and agreement made by either party hereto in this Agreement or in any document, certificate, or other instrument delivered pursuant to this Agreement shall survive each Closing.

13.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

If to Seller:

The Werner Trust
12221 Merritt Dr., Suite 1660
Dallas, Texas 75251
Attn: William P. Davis, Esq., Trustee

Facsimile: 972-661-8676

With a copy to Stacey Daley, Esq.
6555 N. Powerline Rd
Suite 408
Ft. Lauderdale, Fl. 33309
Facsimile: 954-202-9988

If to Buyer:

Omega Commercial Finance Corporation
Attn: Jon Cummings, IV
200 S. Biscayne Blvd., Suite 4450
Miami, Fl. 33131
Facsimile: 305-704-5909

With a copy to:

Bill Ullman & Frank Hollander, Esq.'s
2 Biscayne Blvd.
16th Floor
Miami, Florida 33131

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or to such other address as a party shall have designated to the other by like notice.

13.3 Entire Agreement, Amendments. This Agreement (i) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations or warranties, both written and oral, between the parties with respect to the subject matter hereof; and (ii) may be amended or modified only by a written instrument executed by the parties hereto.

13.4 Expenses. Except as otherwise expressly herein provided, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. Seller and ASG, on the one hand, and Buyer on the other, shall pay their respective expenses before the Final Closing; and said respective expenses shall not become the other party's obligation after the Final Closing. Any ordinary and reasonable fees or expenses of principals or associated persons affiliated with Seller incurred as a result of the requests or assistance of the Buyer, provided by such persons on behalf of the Seller, for the benefit of the Buyer, shall be the responsibility of the Buyer.

13.5 Transfer Taxes. Any and all sales, documentary, conveyance or the transfer taxes levied by any federal, state, or local government or authority which become payable by reason of the sale and purchase of the ASG Common Stock at each Closing (excluding any taxes based on income) shall be the responsibility of Buyer.

13.6 Brokers. Except as shown on Exhibit 13.6, each party represents to the other that it has not used the services of a broker and that no broker or finder shall be entitled to any compensation in connection with the transaction contemplated by this Agreement by reason of such party's actions. Seller agrees to indemnify Buyer against any claim by any third person for any commission, brokerage fee, finder's fee or other payment alleged to be due as a result of this transaction based upon any alleged agreement or understanding between such third person and Seller or ASG, whether expressed or implied from the actions of Seller or its agents. Buyer agrees to indemnify Seller against any claim by any third person for any commission, brokerage fee, finder's fee or other payment alleged to be due as a result of this transaction based upon any alleged agreement or understanding between such third person or Buyer, whether expressed or implied from the actions of Buyer or its agents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

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13.9 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Florida without giving effect to its choice of law provisions.

13.10 Choice Of Law, Jurisdiction, Venue, And Attorney's Fees. The execution, application and construction of this agreement shall be pursuant to the laws of the state of Florida. In the event of litigation between the parties to this agreement arising out of or related to the agreement, jurisdiction and venue shall for all such disputes be exclusive to the state courts in and for Broward County, Florida, unless the federal courts have exclusive jurisdiction, in which case jurisdiction and venue shall be exclusive to the United States District Court in and for the Southern District of Florida. The parties waive objections to jurisdiction and venue to the extent set forth above, and agree to submit themselves to the personal jurisdiction of the aforementioned courts. The parties specifically agree that an allegation of fraudulent inducement, failure of consideration, or any other argument that might serve to defeat the contract, shall not be interposed in effort to defeat the jurisdictional and venue provisions set forth above. Moreover, in any such litigation, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney's fees and costs, and costs are to include such items as postage, long-distance telephone, travel expenses, photocopies and other such reasonable expenses regardless of whether they are included among the enumerated statutory costs.

13.11 Waiver. No provision in this Agreement shall be deemed waived by course of conduct, including the act of either Closing, unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

13.12 Exhibits. The exhibits attached hereto shall be deemed to be incorporated by reference to this Agreement as if fully set forth herein.

13.13 Announcements. Except to the extent required by law, prior to the Final Closing neither party shall make any public announcement or other disclosure with respect hereto or the transactions contemplated hereby or disclose the terms hereof to any third party without the consent of the other, which consent shall not be unreasonably withheld; *provided, however*, that nothing contained herein will prevent any party from promptly making all filings with applicable governmental entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other parties in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other parties pursuant to this Agreement.

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<u>WAIVER OF JURY TRIAL</u>. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS OR ANY OTHER AGREEMENT ENTERED BETWEEN THE PARTIES. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AND ANY OTHER AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

The Werner Trust

By: ______________________________
William P. Davis, Esq.
Its Trustee

Omega Commercial Finance Corporation
As Financially Responsible Person

By: ______________________________
Jon S. Cummings, IV, President

Bill Slivka, individually

By. ______________________________
Bill Slivka, As Financially Responsible Person

ASG Securities, Inc.

By: ______________________________
Corbett Lenz, President

By: ______________________________
Michael Scillia, Director & FINRA Executive Representative

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SCHEDULE OF EXHIBITS

Exhibit Number	Description of Exhibit
3.2	~~Form of Escrow Agreement~~ Client Trust Act Agreement
5.1	Articles and Bylaws of ASG, etc.
5.2(a)	ASG Capitalization
5.6	ASG Financial Statements, etc.
5.7	ASG Employees
5.9	ASG Litigation
5.13	ASG Inventory/Assets, etc.
5.14	ASG Licenses, etc.
5.15	ASG Leases, etc.
5.16	Bank Accounts
5.17	Intellectual Property
5.20	ASG Insurance
5.21	ASG Contracts
8.3	Buyer's Designation of Ownership Entity
9.1(a)(vii)(4)	Form of Scillia Agreement
9.1(a)(vii)(5)	Form of TenPow Agreement
9.1(a)(vii)(6)	Form of Lenz Agreement
9.1(a)(vii)(7)	Form of Reid Agreement
13.6	Buyer's Business Broker

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Exhibit Number 3.2
Form of Escrow Agreement

See attachment.

Form of Escrow Agreement.

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<u>Exhibit Number 5.1</u>
Articles and Bylaws, *etc.*, of ASG

See attachments.
Articles of Incorporation.
Bylaws.
Various corporate resolutions

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This document, inclusive of all its exhibits, is the exclusive property of ASG Securities, Inc., and no other persons, or use of this document, other than as intended for the Buyer's group consisting of Omega Comm. Fin. Corp., Jon Cummings, IV ,and Bill Slivka, inclusive of their licensed legal counsel and designated trustees, are authorized to utilize, duplicate or distribute this document in any manner.

Exhibit Number 5.2 (a)

ASG Capitalization

1) ASG Securities, Inc., a Florida corporation, incorporated in February of 2004, assumed the licenses and tangible and intangible business assets of Anpac Securites Group, Inc., a Delaware corporation ("Anpac"), and continued its NASD membership. The stock of Anpac was exchanged for the stock of ASG by the Werner Trust contemporaneously.

2) The are 1,000,000 common shares authorized by the corporation, of which 100,000 are issued and outstanding.

3) There are 100,000 preferred shares authorized, of which none are issued and outstanding.

4) There are no debentures or other debt instruments authorized or issued and outstanding.

5) There are no subordinated debt or derivative securities authorized or issued and outstanding, nor are there any agreements in place to create, authorize , or issue such instruments.

6) The Werner Trust transferred 4,000 shares in April of 2007, to another Trust, whose beneficiaries include family members of one of ASG's directors, leaving it with 96,000 shares, which represents 96% of the voting common stock of ASG.

7) The Trust related to the ASG Director currently owns the 4,000 voting shares not otherwise owned by the Werner Trust, which is 4% of the voting stock of ASG.

8) ASG maintains its net capital and operating expense account in one account at a single bank, which account is not a subject of, or part of the assets, pursuant to this Agreement.

9) ASG has no accounts payable to any 3rd party, and no other liabilities, real or contingent, to any 3rd parties.

10) ASG has nominal expense or compensation payments accrued or payable to officers or Directors of ASG, none of which are the liability of the Buyer. ASG shall pay such payments due, at the time of the Initial Closing, and shall continue to pay any expenses or compensation to its officers and Directors, both pursuant to this Agreement, and in accordance with its ongoing policies, during the Interim Period, for those expenses or compensation for which ASG is responsible, and any other payments due which are ASG's responsibility, pursuant to this Agreement. ASG shall have no responsibility for any payments to its officers and Directors subsequent to the Buyer's receipt of its membership agreement with FINRA, except as provided for in this Agreement, or pursuant to the employment agreements of each officer and/or Director.

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Exhibit Number 5.6
Financial Statements of ASG

See attachments.
ASG Audits for 2006, 2005, and 2004.
Interim 2007 financial statements.
Focus Reports.

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Exhibit Number 5.7
Employees

Corbett Lenz --- President—Director--Investment Committee Member (see resume for complete licensing information)

Michael Scillia--- Director and FINRA Executive Representative, Principal, and Investment Banking Directing Principal (see resume for complete licensing information)

Vera Reid---Independent contractor, Principal (24) and Trader (55) and Compliance (see resume for complete licensing information)

George TenPow—Independent contactor FINOP (27) and accounting and CRD representative (see resume for complete licensing information)

See attachments for resumes & curriculum vitae

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Exhibit Number 5.9
Litigation

1) ASG has no litigation pending, unresolved, or expected.

2) Existing ASG shareholders or Directors, at their sole discretion and timing, may litigate against former licensed representatives, or its former clearing firm, subsequent to the Initial Closing or Final Closing. In the event that they choose to do so, ASG, the Directors, and the Shareholders instituting such claims hereby, by incorporation of the Indemnification provision of this Agreement, indemnify the Buyer for any adverse consequences, and any economic liabilities that may be created, as a result of this litigation against any such parties.

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Exhibit Number 5.13
ASG Inventory/Assets

1) The FINRA LICENSE to conduct business as a member firm.

2) The Account documents for ASG's previous institutional clients, all of which shall be physically transferred to the Buyer, at the Buyers' expense, pursuant to FINRA rules and regulations, at the Final Closing.

3) Any digital or physical files relating to ASG's corporate status and FINRA Membership, or applicable related business files, and copies of its ongoing business contracts or agreements which would continue beyond the Final Closing, all of which shall be physically transferred to the Buyer, at the Seller's expense, pursuant to FINRA rules and regulations, at the Final Closing.

4) There are no furniture and fixtures, or equipment, to be transferred to the Buyer's pursuant to this Agreement.

5) There are no accounts, account relationships, or association memberships being transferred to the Buyers pursuant to this Agreement. Subsequent to the Final Closing, any association memberships that are determined to be continued for ASG by the existing Directors of ASG may be maintained by ASG, by either the Buyer's desire to continue such membership(s), and payment of the annual dues required, or may be extended by the existing Directors by their payment of the annual dues, during any term which such Directors are licensed by ASG. The Buyers shall have no obligation to pay for such memberships, subsequent to the Final Closing, unless they, in their sole discretion, choose to do so. ASG is currently a member of NIBA, FSX, and SIA, and a past member of FSDA.

6) There are no monetary assets or bank accounts to be transferred to the Buyers pursuant to this Agreement.

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Exhibit Number 5.14
ASG Licenses

ASG 's FINRA Membership license. (Physical format of membership letter, non-transferable—FINRA issues a new membership letter to the Buyers upon their approval by FINRA as a transferee of ownership pursuant to the 1017 application envisioned in this Agreement)

ASG's CRD based licenses for the firm in Florida and California. (No physical format—exists only as a journal entry digitally on CRD records).

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Exhibit Number 5.15
Leases

ASG has no leases, for real property, nor for equipment, nor for the provision of services.

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Exhibit Number 5.16
Bank Accounts

No bank accounts are being transferred to the Buyers pursuant to this Agreement.

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Exhibit Number 5.17
Intellectual Property

There is no intellectual property being transferred to the Buyers pursuant to this Agreement except as any of the assets that may be deemed to be intellectual property as described in Exhibit 5.13.

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Exhibit Number 5.20
Insurance

ASG maintains no insurance policies as of the date of the Initial Closing.

Buyer is responsible for any insurance policies it requires for the conduct of its business, or is required pursuant to this Agreement.

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Exhibit Number 5.21
Contracts

ASG currently has contracts or agreements, pursuant to its current conduct of business with the following entities, all of which, are not transferable to the Buyers pursuant to this Agreement:

1) CONTRACT with MaxWiFi, Inc. (to provide sponsorship services for an offering through FINRA member firms of direct ownership of WIFI and VOD systems equipment, and institutional debt origination services.).

2) CONTRACT---with Extream TV, LLC. (to provide sponsorship services for an offering through FINRA member firms of direct ownership of WIFI, Telecommunications, TV and VOD systems equipment.).

3) CONTRACT ---with 5G Wireless, Inc. (to provide sponsorship services for an offering through FINRA member firms of direct ownership of WIFI systems equipment.).

4) CONTRACT--- with QLinks America, Inc. (to provide sponsorship services for an offering through FINRA member firms of direct ownership of point of purchase advertising media interactive systems equipment.).

5) Agreement--- with Cyber Defense Systems, Inc., (to provide institutional debt origination services).

6) Agreement—with Equipment Depot, Inc. , (to provide advisory services relative to the equipment sponsorships in contracts above, and any future contracts initiated during the Interim Term of this Agreement).

7) Agreement—with Lauderdale Consulting Corporation (to provide advisory services relative to the equipment sponsorships in contracts above, and any future contracts initiated during the Interim Term of this Agreement).

8) Agreement—with Program Management Corporation (to provide advisory services relative to the equipment sponsorships in contracts above, and any future contracts initiated during the Interim Term of this Agreement).

ASG currently has at will agreements, pursuant to its current conduct of business, with the following independent contractors or employees, all of which, are transferable to the Buyers pursuant to this Agreement, and their individual employment agreements, attached hereto as Exhibits 9.1 (a) (vii) 4 through 7: the individuals listed in Exhibit 5.7.
ASG has an agreement at will to occupy space on the premises of Equity Merchant Banking,LLC.

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Exhibit Number 9.1 (a) (vii) (4)
Form of Scillia Agreement

See attached Employment Agreement

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<u>Exhibit Number 9.1 (a) (vii) (5)</u>
Form of TenPow Agreement

See attached Employment Agreement

<u>Exhibit Number 9.1 (a) (vii) (6)</u>
Form of Lenz Agreement

See attached Employment Agreement

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Exhibit Number 9.1 (a) (vii) (7)
Form of Reid Agreement

See attached Employment Agreement

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Exhibit 13.6
Business Broker

Seller engaged the services of Broker Dealer Market, Inc., a Florida corporation, doing business in Fort Lauderdale, Fl., and by whose introduction to ASG, Buyer identified ASG as an entity with whom Buyer could effect the transactions contemplated in this Agreement.

Buyer, pursuant to this Agreement, shall pay Broker Dealer Market, Inc., an introducing fee, of $20,000 upon the Initial Closing, all of which amount has been represented by Broker Dealer Market, Inc., to be on deposit in their client escrow account. At the Initial Closing, Buyer shall release said escrow to Broker Dealer Market, Inc., as full satisfaction of any and all fees or expenses due to Broker Dealer Market, Inc., and Broker Dealer Market, Inc., shall provide to Buyer and Seller an unconditional release of any and all liability for the payment of any further compensation to Broker Dealer Market, Inc., in any amount other than the $20,000 so released from their client escrow account emanating from their introduction of the Buyer and the Seller.

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This document, inclusive of all its exhibits ,is the exclusive property of ASG Securities, Inc., and no other persons. or use of this document, other than as intended for the Buyer's group consisting of Omega Comm. Fin. Corp., Jon Cummings, IV ,and Bill Slivka , inclusive of their licensed legal counsel and designated trustees, are authorized to utilize, duplicate or distribute this document in any manner.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") for the sale of the common stock of ASG Securities, Inc., a Florida corporation ("ASG"), is made and entered into as of this 7th day of September, 2007, by and among Omega Commercial Finance Corporation, a Florida corporation, ("Omega"), William Slivka ("Slivka") (Slivka and Omega are both referred to herein as "Financially Responsible Persons"), (collectively, the "Buyer"), and the Werner Trust (the "Seller").

WITNESSETH

A. Seller owns 96% of the issued and outstanding common stock of ASG (the "ASG Common Stock").

B. Seller desires to sell the ASG Common Stock to Buyer, and Buyer desires to acquire the ASG Common Stock from Seller; and

C. Buyer and Seller acknowledge that no more than 24% of the ASG Common Stock may be sold to Buyer until the Financial Industry Regulatory Authority ("FINRA"), which was formerly, until July 30th, 2007, the National Association of Securities Dealers, Inc. (formerly the "NASD") shall have approved the change of control. For that reason, there shall be an initial closing and a final closing (as defined below). Any references in this Agreement, or any documents, exhibits, recitals, forms, or files related to the NASD, are hereby, intended to refer to FINRA, as applicable, as the successor to the NASD for purposes of regulatory approval of the events contemplated herein.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
THE TRANSACTION

1.1 Purchase and Sale of ASG Common Stock. Seller hereby agrees to sell the ASG Common Stock to Buyer, and Buyer hereby agrees to purchase the ASG Common Stock from Seller, free and clear of all liens, charges, encumbrances and security interests, for Sixty Thousand ($60,000.00) Dollars (the "Purchase Price"), plus any additional amounts due pursuant to this Agreement, upon the terms and conditions set forth herein.

1.2 Closing. There shall be two closings with respect to the transactions provided for in this Agreement, an initial closing, and a final closing. The Final Closing shall take place at the offices of Buckingham, Doolittle & Burroughs, LLP, attorney for Seller, in Boca Raton, Florida, or such other location as may be mutually agreed.

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ARTICLE II
INITIAL CLOSING

2.1 Initial Closing. The first closing (the "Initial Closing") shall take place on a mutually agreed date within five (5) business days following the parties' determination that all conditions, as set forth in Section 9.1 hereof (other than those requiring an exchange of a document at the Initial Closing or the taking of other action concurrently with the Initial Closing) have been fulfilled, or such other time and place as the parties may mutually agree, but in no event later than September 7, 2007.

2.2 Delivery of ASG Common Stock at Initial Closing. At the Initial Closing Seller shall deliver 72% of the ASG Common Stock to the Escrow Agent, as hereinafter defined and 24% to the Buyer and both parties shall make all deliveries required by Section 9.1of this Agreement.

2.3 Payment of Purchase Price at Initial Closing. At the Initial Closing, Buyer shall deliver $60,000.00 to the Seller, and the remaining required funds, either as described herein, or as mutually agreed in writing prior to the Effective Date hereof, to the Escrow Agent of the Seller, and the Buyer shall make all of the deliveries required by Section 9.1(b)(v) of this Agreement.

ARTICLE III
FINAL CLOSING

3.1 Final Closing. The second closing (the "Final Closing") shall take place on a mutually agreed date within five (5) business days of FINRA specific approval for a change of control, or such other time as the parties may mutually agree, but in no event later than January 7, 2008.

3.2 Release from Escrow at Final Closing. At the Final Closing ________, P.A. (the "Escrow Agent") shall, pursuant to the terms of an Escrow Agreement in substantially the form of the attached Exhibit 3.2 (the "Escrow Agreement"), deliver to (i) Buyer, certificates representing the remaining 72% of the ASG Common Stock, registered in the name of Seller and duly endorsed for transfer to Buyer, or accompanied by a proper and duly executed instrument of assignment to Buyer, and having all necessary stock transfer stamps attached, and deliver(ii) to Seller, any remaining amounts due from the Purchase Price, or such amount as adjusted pursuant to Sections 4, 6, 8, 9 10, 11, 12 or 13 herein, or by other written agreement of the Buyer and Seller.

ARTICLE IV
OPERATION OF ASG BETWEEN INITIAL CLOSING AND FINAL CLOSING

4.1 (a) Management of Business Between Initial Closing and Final Closing. Commencing immediately upon the completion of the Initial Closing and continuing until the earlier of the Final Closing or the termination of this Agreement as defined in Section 12 (the

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(iv) All corporate proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Seller.

(v) Buyer shall have delivered, or be prepared to deliver, to Seller, the following agreements, documents and records: (1) a certificate dated as of the Initial Closing, signed by Buyer, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this Subsection 9.1(b).

(2) the Escrow Agreement in the form of the attached Exhibit 3.2, executed by Buyer.

(3) Sixty Thousand Dollars ($60,000) by wire transfer or other immediately available funds, which shall be paid by Buyer to the Seller at the Initial Closing.

(4) deposit into an account of the Buyer's selection and sole control, sufficient capital, in cash or in unrestricted securities acceptable to the SEC in accordance with FINRA net capital rules, to maintain adequate net capital of at least 130% in excess of the requirements for a $5,000 broker dealer license (or such greater amount if minimum capital is a greater amount), but in no event shall such amount be less than Thirty Thousand Dollars ($30,000), and may be part of the Clearing Deposit, if permitted by the Clearing Agent or FINRA as applicable. Such capital shall be maintained at all times at such required minimum levels, as prescribed by the FINRA, in their sole authority, until the day after the Final Closing. Any violation of this condition would be a breach of this Agreement and Buyer would be responsible for all adverse effects of such breach, including, if applicable, payment in full, as stated herein, to Seller from Buyer's Escrow, any fines payable to any regulatory authorities, any costs incurred, as payable or accrued, for the operation of the Buyer's business through ASG, or any costs of ASG in rectifying, reporting or continuing its membership with the FINRA.

(5) deposit into an account of the Buyer's selection and sole control, sufficient capital, in cash or in unrestricted securities acceptable to the new Clearing Broker, to conduct the nature and type of business as disclosed in the Buyer's business plan, attached herein within Exhibit 9 (b) (v) (5). At the time of the Initial Closing, Buyer has selected First Southwest Company as its clearing agent, and have requested from Buyer a $25,000 initial deposit to initiate their clearing activities, net of costs, which would be additional expenses to the Buyer. Buyer has the option of substituting another clearing agent at their discretion and consequences at any time during the Initial or Renewal term.

(6) deposit into an account of the Buyer's selection and sole control, thirty thousand dollars ($30,000) in cash for the initial operating expenses of the Buyer in its conduct of the nature and type of business within ASG as disclosed in the Buyer's business plan,

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ARTICLE XII
TERMINATION

12.1 Termination.

(a) This Agreement shall be terminated except for the assertion of any claim for breach of this Agreement which any party herein may assert against another party, in the event the Final Closing has not occurred by the 120th day from the date of this Agreement, provided, however, that Buyer may extend that date by two months by providing Seller with prior written notice together with a nonrefundable extension fee in the amount of $15,000, payable pro-rata to ASG and the acting principals required to continue the 1017 process during this two month period. Any pro-rata amounts paid to such principals, and not ASG, shall be unrelated to compensation agreements or contracts between the Buyers, ASG, and such principals, in effect at the time of the initiation of such extension.

(b)In the event of a Termination by the Seller, in their sole discretion, as a result of adverse actions by the Buyer in Articles IV, VI, VIII, and IX,, X, XI, XII, or XIII, Buyer's shares acquired at the Initial Closing shall be cancelled by the Seller and Buyers payment of $100,000 shall be forfeited.

(c) In the event of a Termination by the Buyer as a result of breach of Articles X or XI, or Sections 9.1 (a), 9.2 (a) (i) through (iv) and (vii), by Seller, Buyers payment of $100,000 shall be promptly refunded to Buyer and Seller shall cancel Buyer's shares acquired at the Initial Closing. The return of the $100,000 shall be the only damages Buyer may receive from the Seller for any Seller breach, and as such, Buyer may not seek, in any court or through any jurisdiction, proceeding or regulatory entity, any further collection for any damages whatsoever, whether actually incurred, accrued or perceived. The repayment of the Buyer's deposit of $100,000 shall constitute full liquidated damages available to Buyer ay anytime hereafter or in the future.

(d) The parties acknowledge that if Buyer, in their sole discretion, fails to close the transaction for any reason set herein above, then the Buyer shall forfeit the $100,000, or such other amounts as described in Articles IV, VI, VIII, IX, X, XI, XII, or XIII, it paid Seller for the shares Buyer purchased at the Initial Closing (the "Break-Up Fee") as liquidated damages, Seller shall cancel Buyer's shares, and ASG shall allow the Buyer or its designated affiliates to withdraw all subordinated capital, paid in capital or other deposits made by Buyer or its affiliates that are on deposit at the time of such withdrawal in the accounts under the sole control of the Buyer, inclusive of the Clearing Broker accounts, 20 business days from the last date that Buyer transfers and/or closes all customer accounts held by the Clearing Broker on behalf of ASG.

(e) The parties acknowledge that if the Buyer's designated Executive Principal (series 24), or Designated Principal Trader (series 55), are not approved by the FINRA, then the Buyer shall have 30 days from the date of FINRA notification to ASG or the Buyer of such action by FINRA, to reapply with a different Executive Principal (series 24), or Designated Principal Trader (series 55), for each such action by FINRA. Each such action so required for reapplication

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shall be accompanied by a $15,000 extension fee payable pro-rata to ASG and the acting principals required to continue ASG's membership during any period between the non-approval of such candidate, and the eventual approval of the reapplication candidate. In the event that FINRA refuses to continue to allow such reapplications for any reason, then the terms and conditions of 12.1 (e), above, shall apply.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Survival of Representations and Warranties. Each representation and warranty, covenant and agreement made by either party hereto in this Agreement or in any document, certificate, or other instrument delivered pursuant to this Agreement shall survive each Closing.

13.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

If to Seller:

The Werner Trust
12221 Merritt Dr., Suite 1660
Dallas, Texas 75251
Attn: William P. Davis, Esq., Trustee

Facsimile: 972-661-8676

With a copy to Stacey Daley, Esq.
6555 N. Powerline Rd
Suite 408
Ft. Lauderdale, Fl. 33309
Facsimile: 954-202-9988

If to Buyer:

Omega Commercial Finance Corporation
Attn: Jon Cummings, IV
200 S. Biscayne Blvd., Suite 4450
Miami, Fl. 33131
Facsimile: 305-704-5909

With a copy to:

Bill Ullman & Frank Hollander, Esq.'s
2 Biscayne Blvd.
16th Floor
Miami, Florida 33131

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ASG or Seller.(xii) In the event the Buyer violates any of the provisions of 4.2, the Buyer shall forfeit any applicable amount remaining in escrow thereof, which amount would be released from escrow and credited to Seller. Should any such amount, as determined, be forfeited by the Buyer, the Seller shall have the right to terminate this Agreement, at their sole discretion. In the event the costs incurred are less than the amount remaining in escrow, and the Seller chooses not to terminate the agreement, the remaining amount in escrow shall continue to be utilized as agreed until the Final Closing. In the event that the costs incurred are greater than the amount remaining in escrow, and the Seller chooses not to terminate the agreement, the Buyer shall immediately, upon notification in writing by the Seller, deposit such deficiency to escrow and instruct their escrow agent to release such funds to either the Seller or to the applicable payees as instructed by the Seller. In the event that the Buyer fails to deposit such costs in a timely manner, consistent with the circumstances relative to the violation, or pursuant to FINRA, SEC, or state rules or regulations, as applicable, Buyer shall be wholly and contractually liable for such costs and expenses, as well as any costs of recovery. Any such costs due to a violation of section 4.2 shall be reported to the Buyer by Seller by providing Buyer a written accounting of such costs and expenses.

4.3 Funding Commitment During Interim Period.

Deleted:

(a) Omega, or its designee(s), and Slivka, shall be the Financially Responsible Persons for funding all of the Buyers' monetary responsibilities pursuant to this Agreement, inclusive of its Exhibits and schedules, as attached or amended

(b) In connection with this Agreement, Buyer agrees that it will provide, by equity or subordinated capital or otherwise, the necessary funds for a deposit for the clearing firm, together with additional funding for net capital and operating requirements, as described in Section 9.1(b)(all applicable subsections). Buyer may not rely upon or utilize, for any calculation, or otherwise, any of Seller's net capital currently on deposit in any amount, which varies from day to day by nominal amounts, to meet or exceed any regulatory or non-regulatory requirement, or for operating costs or expenses. Immediately subsequent to the Initial Closing, Buyer shall cause the net capital required by FINRA to be removed from escrow and deposited into a financial institution account consistent with FINRA rules and regulations regarding the maintenance of required net capital

(c) In consideration for the funding, Buyer shall be entitled to the net profits, if any, during the Interim Period, excluding those profits from transactions emanating from current Management's or the Seller's business within ASG and otherwise as agreed to separately in writing.

(d) Any amounts deposited in escrow, or such amount as adjusted pursuant to

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ARTICLE XII
TERMINATION

12.1 Termination.

(a) This Agreement shall be terminated except for the assertion of any claim for breach of this Agreement which any party herein may assert against another party, in the event the Final Closing has not occurred by the 120th day from the date of this Agreement, provided, however, that Buyer may extend that date by two months by providing Seller with prior written notice together with a nonrefundable extension fee in the amount of $15,000, payable pro-rata to ASG and the acting principals required to continue the 1017 process during this two month period. Any pro-rata amounts paid to such principals, and not ASG, shall be unrelated to compensation agreements or contracts between the Buyers, ASG, and such principals, in effect at the time of the initiation of such extension.

(b)In the event of a Termination by the Seller, in their sole discretion, as a result of adverse actions by the Buyer in Articles IV, VI, VIII, and IX,, X, XI, XII, or XIII, Buyer's shares acquired at the Initial Closing shall be cancelled by the Seller and Buyers payment of $100,000 shall be forfeited.

(c) In the event of a Termination by the Buyer as a result of breach of Articles X or XI, or Sections 9.1 (a), 9.2 (a) (i) through (iv) and (vii), by Seller, Buyers payment of $100,000 shall be promptly refunded to Buyer and Seller shall cancel Buyer's shares acquired at the Initial Closing. The return of the $100,000 shall be the only damages Buyer may receive from the Seller for any Seller breach, and as such, Buyer may not seek, in any court or through any jurisdiction, proceeding or regulatory entity, any further collection for any damages whatsoever, whether actually incurred, accrued or perceived. The repayment of the Buyer's deposit of $100,000 shall constitute full liquidated damages available to Buyer ay anytime hereafter or in the future.

(d) The parties acknowledge that if Buyer, in their sole discretion, fails to close the transaction for any reason set herein above, then the Buyer shall forfeit the $100,000, or such other amounts as described in Articles IV, VI, VIII, IX, X, XI, XII, or XIII, it paid Seller for the shares Buyer purchased at the Initial Closing (the "Break-Up Fee") as liquidated damages, Seller shall cancel Buyer's shares, and ASG shall allow the Buyer or its designated affiliates to withdraw all subordinated capital, paid in capital or other deposits made by Buyer or its affiliates that are on deposit at the time of such withdrawal in the accounts under the sole control of the Buyer, inclusive of the Clearing Broker accounts, 20 business days from the last date that Buyer transfers and/or closes all customer accounts held by the Clearing Broker on behalf of ASG.

(e) The parties acknowledge that if the Buyer's designated Executive Principal (series 24), or Designated Principal Trader (series 55), are not approved by the FINRA, then the Buyer shall have 30 days from the date of FINRA notification to ASG or the Buyer of such action by FINRA, to reapply with a different Executive Principal (series 24), or Designated Principal Trader (series 55), for each such action by FINRA. Each such action so required for reapplication

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